Exhibit (a)(5)(B)

iGATE Computer Systems Limited

Regd. Office: Level II, Tower 3, Cybercity, Magarpatta City, Hadapsar, Pune 411  013, Maharashtra

Website: www.igate.com

COURT CONVENED MEETING OF THE EQUITY SHAREHOLDERS OF iGATE COMPUTER SYSTEMS LIMITED

Day :	Tuesday

Date :	22nd January 2013

Time :	10:00 a.m.

Venue :	Level II, Tower 3, Cybercity, Magarpatta City, Hadapsar, Pune 411 013, Maharashtra.

EXTRAORDINARY GENERAL MEETING OF THE EQUITY SHAREHOLDERS OF iGATE COMPUTER SYSTEMS LIMITED

Day :	Tuesday

Date :	22nd January 2013

Time :	11:00 a.m. or immediately after the conclusion of the Court Convened Meeting of the Equity Shareholders, whichever is later.

Venue :	Level II, Tower 3, Cybercity, Magarpatta City, Hadapsar, Pune 411 013, Maharashtra.

IN THE HIGH COURT OF JUDICATURE AT BOMBAY

ORDINARY ORIGINAL CIVIL JURISDICTION

COMPANY SUMMONS FOR DIRECTION NO. 858 OF 2012

In the matter of the Companies Act, 1956;

-And-

In the matter of Sections 391 to 394 read with Sections 78, 100 to 103 of the Companies Act, 1956;

-And-

In the matter of iGATE Computer Systems Limited, a company incorporated under the Companies Act, 1956;

-And-

Scheme of Arrangement of iGATE Computer Systems Limited, a company incorporated under the provisions of the Companies Act, 1956 (“Applicant Company” or “Transferor Company”) with iGATE Global Solutions Limited, a company incorporated under the provisions of the Companies Act, 1956 (“Transferee Company”).

iGATE Computer Systems Limited, a company incorporated under the Companies Act, 1956, having its registered office at Level II, Tower 3, Cybercity, Magarpatta City, Hadapsar, Pune 411 013, Maharashtra	}
}
	}	……………………	Applicant Company
}

NOTICE CONVENING THE MEETING OF THE EQUITY SHAREHOLDERS OF iGATE COMPUTER SYSTEMS LIMITED

To,

The equity shareholders of iGATE Computer Systems Limited (the “Applicant Company”)

TAKE NOTICE that by an Order made on the Thursday, the 20th of December 2012, in the above Company Summons for Direction, the Hon’ble High Court of Judicature at Bombay has directed that a meeting of the equity shareholders of the Applicant Company be convened and held at Level II, Tower 3, Cybercity, Magarpatta City, Hadapsar, Pune 411 013, Maharashtra, on Tuesday, the 22nd of January 2013 at 10 :00 a.m., for the purpose of considering, and if thought fit, approving, with or without modification(s), the arrangement embodied in the proposed Scheme of Arrangement of iGATE Computer Systems Limited and iGATE Global Solutions Limited (“Scheme”).

TAKE FURTHER NOTICE that in pursuance of the said Order, a meeting of the equity shareholders of the Applicant Company (“Meeting”) will be convened and held at Level II, Tower 3, Cybercity, Magarpatta City, Hadapsar, Pune 411 013, Maharashtra, on Tuesday, the 22nd of January 2013 at 10:00 a.m. at which place, day, date and time you are requested to attend.

TAKE FURTHER NOTICE that you may attend and vote at the said Meeting in person or by proxy, provided that a proxy in the prescribed form, duly signed by you, or your authorised representative/signatory, is deposited at the Registered Office of the Applicant Company at Level II, Tower 3, Cybercity, Magarpatta City, Hadapsar, Pune 411 013, Maharashtra, not later than 48 hours before the scheduled time of the commencement of the said Meeting.

The Hon’ble High Court of Judicature at Bombay has appointed Mr Sujit Sircar, Director of the Applicant Company and failing him Mr Mukund Srinath, Director of the Applicant Company and failing him Mr Rajesh Ramdas, Company Secretary of the Applicant Company, to be the Chairman of the said Meeting or any adjournments thereof.

A copy each of the Scheme, the Explanatory statement under Section 393 of the Companies Act, 1956, the Attendance Slip and a Form of Proxy are enclosed herewith.

Dated this 26th day of December, 2012	Sujit Sircar
Chairman appointed for the Meeting

Registered Office:

Level II, Tower 3, Cybercity,

Magarpatta City, Hadapsar,

Pune 411 013,

Maharashtra

Encl: as above.

Notes:

(1)	All alterations made in the Form of Proxy should be initialled.
(2)	Only registered equity shareholders of the Applicant Company may attend and vote (either in person or by proxy or by Authorised Representative under Section 187 of the Companies Act, 1956) at the Meeting. The representative of a body corporate which is a registered equity shareholder of the Applicant Company may attend and vote at the Meeting, provided a certified true copy of the resolution of the Board of Directors or other governing body of the body corporate authorising such representative to attend and vote at the Meeting is deposited at the registered office of the Applicant Company not later than 48 hours before the scheduled time of the commencement of the Meeting.

IN THE HIGH COURT OF JUDICATURE AT BOMBAY

ORDINARY ORIGINAL CIVIL JURISDICTION

COMPANY SUMMONS FOR DIRECTION NO. 858 OF 2012

In the matter of the Companies Act, 1956;

-And-

In the matter of Sections 391 to 394 read with Sections 78, 100 to 103 of the Companies Act, 1956;

-And-

In the matter of iGATE Computer Systems Limited, a company incorporated under the Companies Act, 1956;

-And-

Scheme of Arrangement of iGATE Computer Systems Limited, a company incorporated under the provisions of the Companies Act, 1956 (“Applicant Company” or “Transferor Company”) with iGATE Global Solutions Limited, a company incorporated under the provisions of the Companies Act, 1956 (“Transferee Company”).

iGATE Computer Systems Limited, a company incorporated under the Companies Act, 1956 and having its registered office at Level II, Tower 3, Cybercity, Magarpatta City, Hadapsar, Pune 411013, Maharashtra	}
}
	}	…………...…	Applicant Company

EXPLANATORY STATEMENT UNDER SECTION 393 OF THE COMPANIES ACT, 1956 FOR THE COURT CONVENED MEETING OF EQUITY SHAREHOLDERS OF THE APPLICANT COMPANY

1.

Pursuant to the Order dated 20th of December 2012 (“Order”) passed by the Hon’ble High Court of Judicature at Bombay, in the Company Summons for Direction No. 858 of 2012, a meeting of the equity shareholders of iGATE Computer Systems Limited, a company incorporated under the Companies Act, 1956 (the “Act”) having its registered office at Level II, Tower 3, Cybercity, Magarpatta City, Hadapsar, Pune 411013 (the “Applicant Company” or “Transferor Company”) is being convened and held at Level II, Tower 3, Cybercity, Magarpatta City, Hadapsar, Pune 411013, Maharashtra, on Tuesday, the 22nd of January 2013 at 10:00 a.m. for the purpose of considering and, if thought fit, approving with or without modification(s), the proposed Scheme of Arrangement of iGATE Computer Systems Limited (the “Applicant Company” or “Transferor Company”) , with iGATE Global Solutions Limited (the “Transferee Company”) under Sections 391 to 394 and other provisions of the Act (the “Scheme”).

2.

A copy of the Scheme setting out in detail the terms and conditions of the arrangement, inter alia, providing for the amalgamation of iGATE Computer Systems Limited with iGATE Global Solutions Limited which has been approved by Board of Directors of the Applicant Company at its meeting held on 26th day of October, 2012, is attached to the Notice convening the meeting of equity shareholders (“Notice”). The aforesaid Order will be available for inspection at the registered office of the Applicant Company at Level II, Tower 3, Cybercity, Magarpatta City, Hadapsar, Pune 411013, Maharashtra, between 10:00 am to 12:00 noon on any working day up to the date of the meeting.

BACKGROUND OF THE APPLICANT COMPANY / TRANSFEROR COMPANY

3.

The Applicant Company was initially incorporated on 10 February, 1978, as “Patni Computer Systems Private Limited” pursuant to the provisions of the Act. In 1988, by virtue of Section 43A of the Act, the Transferor Company became a “deemed public company” and subsequently on 15 April 1991, it was converted into a private limited company. By virtue of its turnover exceeding prescribed limits under the then-applicable Section 43A of the Act, on 1 July 1995, the Transferor Company became a “deemed public company” and consequent to the deletion of Section 43A from the Act, the Transferor Company was converted to a private limited company on 27 June 2002. Subsequently, the Transferor Company was again converted to a public limited company and name was changed to “Patni Computer Systems Limited” with effect from 18 September 2003. By a subsequent Fresh Certificate of Incorporation Consequent upon Change of Name dated 19 July 2012, the name of the Transferor Company was changed to iGATE Computer Systems Limited.

4.	The Registered Office of the Applicant Company is situated at Level II, Tower 3, Cybercity, Magarpatta City, Hadapsar, Pune 411 013, Maharashtra.

5.	The objects for which the Applicant Company has been established are set out in its memorandum of association. The Applicant Company is primarily engaged in the business of application development and maintenance, enterprise software and systems integration services, business and technology consulting, product engineering services, infrastructure management services, customer interaction services and business process outsourcing, quality assurance and engineering service’s. The main objects of the Applicant Company, interalia, are set out hereunder:

1.	To acquire and take over the Industrial and Import licenses concessions and privileges from Messrs. Ravi & Ashok Enterprises on payment of all costs, charges and expenses incurred by them.

2.	To manufacture, purchase, sell or otherwise transfer, lease, import, export, hire, license, use, dispose off, operate, fabricate, construct, distribute, assemble, design, charter, acquire, market, recondition, work upon or otherwise, generally deal in any electronic, electrical, mechanical and electromechanical product, machine, apparatus, appliance, custom products, merchandise, systems, software procedures, peripheral products, computers, tabulators, data processing machines and systems and components thereof, Electronic calculators, electric and electromechanical accounting systems, terminal products and systems, machines for registering data preparation, recording, perforating, tabulating, sorting, printing, typewriting products which possess an internal intelligence for recognizing and co-relating any type of data or information to be processed recognition and memory systems, optical scanning machine transmission lines, transmission equipment, terminals, copying, reproducing and distributing machines, check signing, protecting and disbursing equipment machines for facsimile reproduction facsimile transmission and word processions facilities and accessories and devices of all kinds, and for all purposes and any products and component parts thereof or materials or article used in connection therewith, and any-all other machinery, appliance, apparatus, devices, materials substances, business firms and supplies, articles or things of a character similar or analogous to the foregoing, or any of them or connected therewith.

3.	To establish, maintain and conduct training schools, courses and programmes in connection with the use, purchase, sale, import, export, license, distribution, design, manufacture or rental of the aforesaid types of machines, apparatus, appliances systems and merchandise and of articles required in the use thereof or used on connection therewith.

4.	To carry on the business of developing, improving designing, marketing, selling and licensing software and program-products of any and all description.

5.	To carry on the business of electricians, electronic engineers and manufacturers of and dealers in electrical, mechanical, chemical, optical and electronic machines, appliances and apparatus of every description.

6.	To carry on the business of consultants in computers, computer-oriented systems all branches of computer science, civil, electrical, electronic, mechanical, chemical, optical, metallurgical and all other branches of engineering.

7.	To carry on business of consultancy services related to the preparation and maintenance of accounting, statistical, scientific or mathematical, information and reports, data conversion data processing, programming, collecting, storing, processing and transmitting information and data of every kind and description, systems analysis and machine services for solving or aiding commercial, industrial, scientific and research problems and for all other related business.

8.	To carry on the business of advisers and consultants and collaborators on all matters and problems relating to the administration, organisation, finance management, personnel, commencement or expansion of industry and business (including construction of plants and buildings production, purchases, sales marketing, advertisement, publicity, personnel export and import) and of institutions, concerns bodies, associations (incorporated and unincorporated) departments and services of the government, public or local authorities, trusts, scientific research and development centres.

9.	To act as service organization or bureau for providing advice and services in various fields-general, administrative, secretarial, consultancy, commercial, financial, legal, economic, labour, industrial, public relations, scientific, technical, direct and indirect taxation and other levies, statistical, accountancy, quality control and data processing.

10.	To supply and provide, maintain and operate, design any engineering consultancy services applicable over the whole range of industry, trade, commerce and agriculture.”

6.	The equity shares of the Applicant Company were delisted from the Bombay Stock Exchange Limited and the National Stock Exchange of India Limited with effect from 28 May 2012, pursuant to a delisting offer managed by Kotak Mahindra Capital Company Limited (“Manager”). The American Depositary Receipts (“ADRs”) representing underlying equity shares of the Applicant Company were delisted from the New York Stock Exchange with effect from 28 September 2012. An exit opportunity (“Exit Offer”) continues to be available to the remaining public equity shareholders of the Transferor Company till 27 May 2013.

7.	The share capital structure of the Transferor Company as on 21 December 2012 is as under:

A. Authorised Share Capital	Amount in Rs

250,000,000 equity shares of Rs 2/- each	500,000,000

Total	500,000,000

B. Issued, Subscribed and paid up Share Capital	Amount in Rs

136,166,361 equity shares of Rs 2/- each*	272,332,722

Total	272,332,722

*	The Transferor Company has outstanding employee stock options under an existing stock option scheme, the exercise of which may result in an increase in the issued and paid-up share capital of the Transferor Company.

Includes 20,868,430 equity shares represented by 20,515,148 ADRs. The ADRs are expected to be converted into equity shares prior to the Effective Date.

BACKGROUND OF THE TRANSFEREE COMPANY

8.	The Transferee Company was initially incorporated as Mascot Systems Private Limited on 27 December 1993 in the State of Karnataka, pursuant to the provisions of the Act. The name of the Company was changed to “Mascot Systems Limited” vide fresh certificate of incorporation consequent upon change of name on conversion to public limited company dated 31 January 2000 issued by the Registrar of Companies, Karnataka, Bangalore. By a subsequent Fresh Certificate of Incorporation consequent on change of name dated 23 June 2003, the name of the Transferee Company was changed to iGATE Global Solutions Limited.

9.	The Transferee Company is a public limited company incorporated under the Act on 27 December 1993, having its registered office situated at Level II, Tower 3, Cybercity, Magarpatta City, Hadapsar,

Pune 411 013, Maharashtra. By an order dated 8th October 2012, the Regional Director has allowed the Transferee Company to shift its registered office from the state of Karnataka to the state of Maharashtra. On 26th October 2012, the said order was filed with the Registrar of Companies for registration.

10.	The Transferee Company is engaged in the business of providing business outcome driven iTOPS solutions with a global delivery model. The objects for which the Transferee Company has been established are set out in its Memorandum of Association. The main object of the Transferee Company, inter alia is set out hereunder:

1.	To develop, improve, design maintain, revise and rework, sell, hire, license or transfer by any other manner, train personnel in software programmes and programmed products of all description or to give out personnel on hire or otherwise on secondment to carry out any or all the aforesaid activities, to render all such services as are required by customers in relation to processing of information and in relation to all inputs and use thereof in data processing equipment and in the interpretation, application and use of output whether at the Company’s establishments or elsewhere.

2.	To manufacture purchase sell or otherwise transfer, hire, rent, export, import, operate, fabricate, make, assemble, design, charter, remake, recondition, work upon or otherwise deal in any electronic or electrical, electromechanical product, machine, apparatus, appliance systems, software procedures, peripheral products, computers by whatever name called, tabulators, data recording, storing, processing and transmitting machine and systems thereof, components, electronic calculators, electrical and electromechanical accounting systems, electronic technical produce and systems, machines for data printing, products which possess an internal intelligence for recognizing and correlating any type of data or information, recognizing memory systems and optical scanning terminals, copying, reproducing and distributing machines, check signing, protecting and disbursing equipment, machine for facsimile reproduction and transmission, data processor, word processor facilities, accessories equipment’s and devices and all kinds and for all purposes and any products or components thereof and deal in materials or articles used therewith and any or all machine, appliance, apparatus, devices, material, substance, articles and things, business forms and supplied of any similar, identical or analogous nature or any other such articles or things used in relation or connection therewith.

3.	To render technical and associated services and maintenance of or in connection with any machine equipment, device, appliance apparatus, article or thing and any machine for data or information preparation, recording, registering, perforating, processing, transmitting, tabulating and printing to provide consultancy related to preparation and maintenance of accounting, statistical, mathematical, scientific, production, planning, budgeting, marketing, distribution human resources and other programmes, collecting an processing information and reports in connection therewith, systems analysis and machine servicing, for solving all problems relating to management of business and advising in connection therewith and to give on hire, sell either on instalment any product or service related to data processing such as hardware, software, personnel time and other related facilities, services supplies etc., in connection with the business referred to in sub clauses (1) and (2) above.

4.	To establish, maintain or conduct training schools, courses and programmes and bureaus in connection with software programmes and programme products of all description and the use, purchase, sale, remake, recondition repair, maintenance hire or otherwise deal in any electronic, electrical., electromechanical product, machine, appliance, apparatus, equipment such other article or thing or any machine for data or information preparation, recording, registering, perforating, processing, transmitting, tabulating and printing in connection with the business referred to in sub clause (1) and (2) above.”

11.	The details of the authorised, issued, subscribed and paid-up share capital of the Transferee Company as on 21 December 2012 are as follows.

A. Authorised Share Capital	Amount in Rs

13,000,000 equity shares of Rs 10/- each	130,000,000

10,000,000 preference shares of Rs 10/- each	100,000,000

Total	230,000,000

B. Issued, Subscribed and Paid-up Share Capital	Amount in Rs

12,764,378 equity shares of Rs 10/- each	127,643,780

Total	127,643,780

The equity shares of the Transferee Company are not listed on any stock exchange.

BACKGROUND TO THE SCHEME

12.	The business of the Applicant Company comprises of application development and maintenance, enterprise software and systems integration services, business and technology consulting, product engineering services, infrastructure management services, customer interaction services and business process outsourcing, quality assurance and engineering services.

13.	The Transferee Company is the flagship Indian company of the iGATE group of companies. The Transferee Company was established with the object of carrying on the business of providing business outcome driven iTOPS solutions with a global delivery model.

14.	The Scheme provides for the amalgamation of the Applicant Company with the Transferee Company and the consequent issue of equity shares by the Transferee Company to the shareholders of the Applicant Company pursuant to Sections 391 to 394 and other relevant provisions of the Act, and various other matters consequential to or otherwise integrally connected with the above in the manner provided for in the Scheme.

RATIONALE FOR THE AMALGAMATION

15.	Since the Applicant Company and the Transferee Company are engaged in substantially similar businesses, a greater realisation of the potential of the business of the Transferor Company and the Transferee Company is possible in the merged entity, benefitting the companies, their respective shareholders and all the concerned stakeholders.

16.	Amongst others, the amalgamation would result in the following benefits:

(i)	Streamlining of the group holding structure by consolidation of key operating entities in India;

(ii)	A single unified operating platform in India leading to better synergies and cost efficiencies;

(iii)	Minimising compliance costs through consolidation of entities;

(iv)	Appropriate capital structure at the India level with enhanced return on capital employed;

(v)	Facilitating effective cash management;

(vi)	Managing financing costs and exposure to currency risks;

(vii)	Minimising transaction costs; and

(viii)	Enhancing earnings before interest, tax, depreciation and amortization (EBITDA) and shareholder value.

The Board of Directors of the Applicant Company as well as the Board of Directors of the Transferee Company have hence considered and proposed an amalgamation of the Applicant Company with the Transferee Company.

17.

The Scheme was placed before the Board of Directors of the Applicant Company on 26th of October 2012, at which time M/s. BDO Consulting Pvt. Ltd. presented its report on a fair ratio of exchange (“Share Exchange Report”) to the Board of Directors of the Applicant Company. The Share Exchange Report is available for inspection and should be read in their entirety for information regarding the assumptions made and factors considered in rendering the same.

18.

The Board of Directors of the Applicant Company has, based on and relying upon the aforesaid Share Exchange Report, and on the basis of its independent evaluation and judgment, come to the conclusion that the proposed share exchange ratio is fair and reasonable, and approved the Scheme. Similarly, on 26th of October 2012, the Board of Directors of the Transferee Company have also approved the Scheme.

19.	It is therefore proposed that the Applicant Company be amalgamated with the Transferee Company by way of an amalgamation pursuant to a scheme of arrangement under Sections 391 to 394 and other relevant provisions of the Act.

SALIENT FEATURES OF THE SCHEME

20.	Some of the salient features of the Scheme are:-

(a)	The Scheme, inter alia, provides for the merger of ICSL with IGSL pursuant to Sections 391 to 394 read with Sections 78, 100 to 103 and other applicable provisions of the Act in the manner provided for in the Scheme.

(b)	“Appointed Date” means the opening of business on 1 December, 2012 or such other date as may be determined by the Boards of the Transferor Company and the Transferee Company.

(c)	Upon merger of the Transferor Company with the Transferee Company, Transferee Company shall issue and allot on a proportionate basis, to the existing shareholders of the Transferor Company, equity shares of Transferee Company in the following ratio:

“5 (five) equity shares of the face value of Rs 10/- (Rupees Ten) each (credited as fully paid up) of the Transferee Company for 22 (twenty two) equity shares of the face value of Rs 2/- (Rupees Two) each (credited as fully paid-up) held by such member in the Transferor Company”

(d)	All costs, charges, taxes including duties, levies and all other expenses, if any (save as expressly otherwise agreed) of the Transferor and Transferee Company in relation to or in connection with the Scheme and incidental to the completion of the amalgamation shall be borne and paid by the Transferee Company.

(e)	The Scheme is conditional upon and subject to:

•

the Scheme being agreed to by the respective requisite majorities of the various classes of shareholders and/or creditors of the Transferor Company and the Transferee Company as required under the Act and the requisite orders of the High Court of Judicature at Bombay;

•	the sanction or approval of the Appropriate Authorities concerned being obtained and granted in respect of any of the matters in respect of which such sanction or approval is required; and

•	the certified copies of the court orders referred to in this Scheme being filed with the Registrar of Companies.

You are requested to read the entire text of the Scheme to get fully acquainted with the provisions thereof. The aforesaid are only some of the salient features thereof. The definitions contained in the Scheme shall also apply to this Explanatory Statement.

21.	Upon the coming into effect of the Scheme, the Applicant Company shall stand dissolved without winding-up.

22.	The rights and interests of the members and the creditors of the Applicant Company and the Transferee Company will not be prejudicially affected by the Scheme as no sacrifice or waiver is, at all, called from them nor are their rights sought to be modified in any manner.

23.	No investigation proceedings have been instituted and/or are pending in relation to the Applicant Company under Sections 235 to 251 of the Act.

24.	In the event of any of the said sanctions and approvals referred to in the Scheme not being obtained and /or the Scheme not being sanctioned by the High Court or such other competent authority and /or the order or orders not being passed as aforesaid before September 30, 2013 or such other date as may be agreed by the respective Board of Directors of the Transferor Company and Transferee Company may determine, the Scheme shall become null and void, and each party shall bear and pay their respective costs and expenses in connection with the Scheme as mutually agreed by the Board of Directors of the Transferor Company and Transferee Company.

25.	On the Scheme being approved by the equity shareholders of the Applicant Company as per the requirements of Sections 391 to 394 read with Sections 78, 100 to 103 of the Act, the Applicant Company and the Transferee Company will seek the sanction of the High Court of Judicature at Bombay to the Scheme.

26.	The directors of each of the Applicant Company and the Transferee Company may be deemed to be concerned and/or interested in the Scheme only to the extent of their shareholding in the respective companies, or to the extent the said directors are common directors in the companies, or to the extent the said directors are the partners, directors, members of the companies, firms, association of persons, bodies corporate and/or beneficiary of trust that hold shares in any of the companies or to the extent they may be allotted shares in the Transferee Company as a result of the Scheme.

27.	The details of the present directors of the Applicant Company, and their shareholding in the Applicant Company and the Transferee Company either singly or jointly as on 21 December 2012 are as follows:

Name of Director	Age (years)	Position	Equity Shares held in
			Transferor Company	Transferee Company

Phaneesh Murthy	49	Chief Executive Officer and Managing Director	Nil	Nil
Sujit Sircar	44	Director	Nil	20,000*
Mukund Srinath	52	Director	Nil	20,000*

*	Beneficial shareholders of iGATE Corporation holding shares under Section 187C of the Companies Act, 1956.

28.	The details of the present directors of the Transferee Company, and their shareholding in the Applicant Company and the Transferee Company either singly or jointly as on 21 December 2012 are as follows:

Name of Director	Age (years)	Position	Equity Shares held in
			Transferor Company	Transferee Company

Ashok Trivedi	63	Chairman	Nil	Nil
Sunil Wadhwani	60	Vice-Chairman	Nil	Nil
Phaneesh Murthy	49	Director	Nil	Nil
Sujit Sircar	44	Executive Director	Nil	20,000*
Suresh Narayanan	44	Director	Nil	Nil

*	Beneficial shareholders of iGATE Corporation holding shares under Section 187C of the Companies Act, 1956.

29.	The pre-amalgamation shareholding pattern of the Applicant Company is as follows:

Pre-amalgamation (as on 21 December 2012)
A. Authorised Share Capital
Equity Shares	250,000,000 equity shares of Rs 2 each	Rs 500,000,000
Total		Rs 500,000,000
B. Issued, Subscribed and Paid-up Share Capital
Equity Shares	136,166,361 equity shares of Rs 2 each*	Rs 272,332,722
Total		Rs 272,332,722

*	The Applicant Company has outstanding employee stock options under an existing stock option scheme, the exercise of which may result in an increase in its issued and paid-up share capital.

The equity shares of the Transferor Company were delisted from the Bombay Stock Exchange Limited and the National Stock Exchange of India Limited with effect from 28 May 2012.

Includes 20,868,430 equity shares represented by 20,515,148 ADRs. The ADRs are expected to be converted into equity shares prior to the Effective Date.

30.	The pre and post Scheme (expected) share capital structure of the Transferee Company based on shareholding pattern as on 21st December 2012 is as follows:

Amount in Rupees

	Pre-amalgamation (as on 21 December 2012)	Post-amalgamation (Expected)
A. Authorised Share Capital
Equity Shares	13,000,000 equity shares of Rs 10 each	13,000,000 equity shares of Rs 10 each
Preference Shares	10,000,000 preference shares of Rs 10 each	10,000,000 preference shares of Rs 10 each
Total	Rs 230,000,000	Rs 230,000,000
B. Issued, Subscribed and Paid-up Share Capital
Equity Shares	12,764,378 equity shares of Rs 10 each	40,032,254 Equity Shares of Rs. 10 each
Preference Shares	Nil	Nil
Total	Rs 127,643,780	Rs. 400,322,540

The equity shares of the Transferee Company are not listed on any stock exchange.

31.	Corporate members intending to send their authorised representatives to attend the Meeting are requested to lodge a certified true copy of the resolution of the Board of Directors or other governing body of the body corporate authorising such person to attend and vote on its behalf at the Meeting not later than 48 (forty eight) hours before commencement of the Meeting.

32.	An equity shareholder entitled to attend and vote at the Meeting is entitled to appoint a proxy to attend and vote instead of him. Such proxy need not be a member of the Applicant Company. The instrument appointing the proxy should however be deposited at the registered office of the Applicant Company not later than 48 (forty eight) hours prior to the commencement of the Meeting.

33.	The following documents will be open for inspection by the equity shareholders of the Applicant Company up to one day prior to the date of the Meeting at its registered office between 10:00 a.m. and 12 noon on all working days (except Saturdays, Sundays and Public holidays):

(i)	A copy of the Company Summons for Directions No 858 of 2012 of the Applicant Company.

(ii)	Certified copy of the order dated 20th December 2012 passed by the Hon’ble High Court of Judicature at Bombay in Company Summons for Directions No 858 of 2012.

(iii)	Proposed Scheme of Arrangement;

(iv)	Memorandum and Articles of Association of the Applicant Company and the Transferee Company as amended up to date;

(v)	Annual Report of the Applicant Company for the last three financial years ended 31 December 2011, 31 December 2010 and 31 December 2009;

(vi)	Unaudited financial statement of the Applicant Company for the six-months ended 30 June 2012;

(vii)	Annual Report of the Transferee Company for the last three financial years ended 31 March 2012, 31 March 2011 and 31 March 2010;

(viii)	Unaudited financial statement of the Transferee Company as on 30 June 2012;

(ix)	Certified copy of the Share Exchange Report dated 10 October 2012 issued by M/s. BDO Consulting Pvt. Ltd.

This statement may be treated as an Explanatory Statement under Section 393 and also Section 173 of the Act. A copy of the Scheme and this statement and Form of Proxy may also be obtained from the registered office of the Applicant Company during ordinary business hours on weekdays till the date of the Meeting.

Sujit Sircar

Chairperson appointed for the Meeting

Dated this 26th day of December 2012

Registered Office:	Level II, Tower 3, Cybercity,
Magarpatta City, Hadapsar,
Pune 411 013, Maharashtra

Note: All alterations made in the form of proxy should be initialed.

SCHEME OF ARRANGEMENT

UNDER SECTIONS 391 TO 394 OF THE COMPANIES ACT, 1956

OF

iGATE COMPUTER SYSTEMS LIMITED	......	Transferor Company
WITH
iGATE GLOBAL SOLUTIONS LIMITED	......	Transferee Company

PART I – GENERAL

A.	iGATE Computer Systems Limited is a public limited company incorporated under the Act, having its registered office at Level II, Tower 3, Cybercity, Magarpatta City, Hadapsar, Pune 411 013, Maharashtra (“Transferor Company”). The Transferor Company is primarily engaged in the business of application development and maintenance, enterprise software and systems integration services, business and technology consulting, product engineering services, infrastructure management services, customer interaction services and business process outsourcing, quality assurance and engineering services. The equity shares of the Transferor Company were delisted from the Bombay Stock Exchange Limited and the National Stock Exchange of India Limited with effect from 28 May 2012, pursuant to a delisting offer managed by Kotak Mahindra Capital Company Limited (“Manager”), and an exit opportunity (“Exit Offer”) continues to be available to the remaining public shareholders of the Transferor Company till 27 May 2013.

B.	iGATE Global Solutions Limited is a public limited company incorporated under the Act (as hereinafter defined), having its registered office at Level II, Tower 3, Cybercity, Magarpatta City, Hadapsar, Pune 411 013, Maharashtra (“Transferee Company”). The Transferee Company is engaged in the business of providing business outcome driven iTOPS solutions with a global delivery model. The equity shares of the Transferee Company are not listed on any stock exchange in the Republic of India.

C.	The Boards of Directors (as hereinafter defined) of both the Transferor Company and the Transferee Company have reviewed, considered and proposed the amalgamation of the Transferor Company with the Transferee Company through this Scheme (as hereinafter defined) under the provisions of Sections 391 to 394 and other relevant provisions of the Act. The amalgamation will enable greater realisation of the potential of the business of the Transferor Company and the Transferee Company in the merged entity and have beneficial results for the companies, their respective shareholders and all the concerned stakeholders. Amongst others, the amalgamation would result in the following benefits:

(i)	Streamlining of the group holding structure by consolidation of key operating entities in India;

(ii)	A single unified operating platform in India leading to better synergies and cost efficiencies;

(iii)	Minimising compliance costs through consolidation of entities;

(iv)	Appropriate capital structure at the India level with enhanced return on capital employed;

(v)	Facilitating effective cash management;

(vi)	Managing financing costs and exposure to currency risks; (vii) Minimising transaction costs; and

(viii)	Enhancing earnings before interest, tax, depreciation and amortization (EBITDA) and shareholder value.

D.	Pursuant to the provisions of Sections 391 to 394, and other relevant provisions of the Act, this Scheme provides for: (i) the amalgamation of the Transferor Company with the Transferee Company; (ii) the consequent issue of equity shares by the Transferee Company to the shareholders of the Transferor Company; and (iii) all other matters consequential and incidental to, or otherwise integrally connected with respect to the above in the manner provided in the Scheme.

E.

The amalgamation of the Transferor Company with the Transferee Company pursuant to this Scheme shall take place with effect from the Appointed Date and shall be in accordance with the provisions of Section 2(1B) of the Income Tax Act, 1961. If any terms or provisions of the Scheme are found or interpreted to be inconsistent with the provisions of the said Section of the Income Tax Act, 1961, at a later date including resulting from an amendment of law or for any other reason whatsoever, the provisions of the said Section of the Income Tax Act, 1961, shall prevail and the Scheme shall stand modified to the extent determined necessary to comply with Section 2(1B) of the Income Tax Act, 1961. Such modification will however not affect the other parts of the Scheme.

F.	This Scheme is divided into the following parts:

(a)	Part I, which sets forth the introduction to the Scheme and certain definitions and the share capital respectively of the Transferor Company and the Transferee Company;

(b)	Part II, sets forth the details of the Scheme, i.e. the amalgamation of the Transferor Company with the Transferee Company; and

(c)	Part III, which sets forth the dissolution of the Transferor Company and certain other general terms and conditions applicable to this Scheme.

1.	DEFINITIONS AND INTERPRETATION

1.1	In the Scheme, unless repugnant to the meaning or context thereof, the following expressions shall have the following meanings:

“Act” means the Companies Act, 1956 or any statutory modification or re-enactment thereof for the time being in force;

“Acquirer” shall have the meaning assigned to it in Clause 13(l) hereof;

“ADRs” shall mean American Depository Receipts issued by the Transferor Company under an American Depository Receipt program;

“Appointed Date” means the opening of business on 1 December, 2012 or such other date as may be determined by the Boards of the Transferor Company and the Transferee Company;

“Appropriate Authority” means any governmental, statutory, departmental or public body or authority, including Registrar of Companies, Company Law Board, Competition Commission of India, National Company Law Tribunal and the High Court;

“Board of Directors” or “Board” in relation to each of the Transferor Company and the Transferee Company, as the case may be, means the board of directors of such company, and shall include a committee duly constituted and authorised thereof for the purpose of matters pertaining to the amalgamation, the Scheme and/or any other consequential or incidental matter in relation thereto;

“Delisting Regulations” shall mean the provisions of the Securities and Exchange Board of India (Delisting of Equity Shares) Regulations, 2009, as amended from time to time;

“Effective Date” means the last of the dates on which all the conditions and matters referred to in Clause 16(a) of the Scheme occur or have been fulfilled or waived in accordance with this Scheme. References in this Scheme to date of ‘coming into effect of the Scheme’ or ‘effectiveness of the Scheme’ shall mean the Effective Date;

“Eligible Employees” means the Employees and the employees of any holding or subsidiary company of the Transferor Company who are entitled to employee stock options under the Transferor Stock Option Scheme, to whom, as on the Record Date, options of the Transferor Company have been granted, irrespective of whether the same are vested or not;

“Eligible Shares” shall have the meaning assigned to it in Clause 13(l) hereof;

“Employees” means all the permanent employees of the Transferor Company as on the Effective Date (including any employees seconded by the Transferor Company to the Transferee Company);

“Encumbrance” means and includes any options, pledge, mortgage, lien, security, interest, claim, charge, pre-emptive right, easement, limitation, attachment, restraint or any other encumbrance of any kind or nature whatsoever, and the term “Encumbered” shall be construed accordingly;

“Escrow Account” shall have the meaning assigned to it in Clause 13(m) hereof;

“Exit Period” shall mean the period from 28 May 2012 to 27 May 2013;

“Exit Offer” shall have the meaning assigned to it in Recital A hereof;

“Funds” shall have the meaning assigned to it in Clause 8(c) hereof;

“Governmental Authority” means any applicable central, state or local government, legislative body, regulatory or administrative authority, agency or commission or any court, tribunal, board, bureau, instrumentality, judicial or arbitral body;

“High Court” shall mean the High Court of Judicature at Bombay having jurisdiction in relation to the Transferor Company and the Transferee Company and shall include the National Company Law Tribunal, as applicable or such other forum or authority as may be vested with any of the powers of a High Court under the Act;

“iGATE Corporation” shall mean iGATE Corporation, a company incorporated under the laws of the Unites States of America having its registered office at Park West Two—Suite 401, 2000 Cliff Mine Road, Pittsburgh, PA 15275, USA;

“Liabilities” shall have the meaning assigned to it in Clause 6(a) hereof;

“Manager” shall have the meaning assigned to it in Recital A hereof;

“PAN-ASIA” shall mean PAN-ASIA iGATE Solutions, a company incorporated under the laws of the Republic of Mauritius and having its registered office at IFS Court Twenty Eight, Cybercity, Ebene, Mauritius;

“Record Date” means the date to be fixed by the Board of Directors of the Transferee Company for the purpose of determining the equity shareholders of the Transferor Company, to whom shares of the Transferee Company will be allotted pursuant to this Scheme;

“Registrar of Companies” means the Registrar of Companies located at Pune, Maharashtra;

“Scheme” means this scheme of arrangement, as amended or modified from time to time in accordance with the provisions hereof;

“Securities Act” shall have the meaning assigned to it in Clause 13(n) hereof;

“SEZ Units” shall mean the Special Economic Zones of Transferor Company situated at Gandhinagar SEZ, Pune SEZ (Hadapsar and Hinjewadi) and Noida SEZ, which were set up under the provisions of the Special Economic Zones Act, 2005, read with Special Economic Zones Rules, 2006;

“Share Exchange Ratio” shall have the meaning assigned to it in Clause 13(b) hereof;

“STPI Units” shall mean the units set up by the Transferor Company under the Software Technology Park of India General Rules, 2004;

“Transferee Company” shall have the meaning assigned to it in paragraph B of Part I hereof;

“Transferee Stock Option Scheme” shall have the meaning assigned to it in Clause 8(d)(i) hereof;

“Transferor Company” shall have the meaning assigned to it in paragraph A of Part I hereof;

“Transferor Stock Option Scheme” shall mean the Transferor Company Stock Option Scheme 2003 effective from 30 June 2003 (last revised in 2009); and

“Undertaking” means all the undertakings and the entire business of the Transferor Company as a going concern, including, without limitation:

(a)

all the assets and properties (whether movable or immovable, tangible or intangible, real or personal, in possession or reversion, corporeal or incorporeal, present, future or contingent of whatsoever nature) of the Transferor Company, whether situated in India or abroad, including, without limitation, plant and machinery, equipment, land, buildings and structures (including those belonging to SEZ Units and

STPI Units), offices, residential and other premises (including rights in leasehold land), land and buildings belonging to SEZ Units and STPI Units, capital work-in-progress, furniture, fixtures, office equipment, computers, appliances, accessories, current assets (including inventories, sundry debtors, bills of exchange, loans and advances), investments of all kinds (including shares, scrips, stocks, bonds, debenture stocks, units or pass through certificates), cash and bank accounts (including bank balances), cash equivalents, contingent rights or benefits, benefits of any deposits, receivables, advances or deposits paid by or deemed to have been paid by the Transferor Company, financial assets, benefit of any bank guarantees, performance guarantees and letters of credit, leases (including lease rights), hire purchase contracts and assets, lending contracts, receivables and liabilities related thereto, rights and benefits under any agreement, benefit of any security arrangements or under any guarantees, reversions, powers, tenancies in relation to the office and/or residential properties for the employees or other persons, vehicles, guest houses, share of any joint assets, and other facilities, rights to use and avail of telephones, telexes, facsimile, email, internet, leased line connections and installations, utilities, electricity and other services, reserves, provisions, funds, benefits of assets or properties or other interest held in trust, registrations, contracts, engagements, arrangements of all kinds and all other rights (including rights /approvals of SEZ Units and STPI Units), easements, privileges, liberties and advantages of whatsoever nature and wheresoever situate belonging to or in the ownership, power or possession and in the control of or vested in or granted in favour of or enjoyed by the Transferor Company or in connection with or relating to the Transferor Company and all other interests of whatsoever nature belonging to or in the ownership, power, possession or the control of or vested in or granted in favour of or held for the benefit of or enjoyed by the Transferor Company, whether in India or abroad;

(b)	all permits, quotas, rights, entitlements, licences including but not limited to export license, import license, industrial and other licenses, bids, tenders, municipal and other statutory permissions, approvals including but not limited to right to use and avail electricity connections, water connections, telephone connections, facsimile connections, telexes, e-mail, internet, leased line connections and installations, all records, files, papers, engineering and process information, computer programs, manuals, data, catalogues, quotations, sales and advertising materials, list of present and former customers and suppliers, customer credit information and all other rights, title, interest, contracts, consents, approvals or powers of every kind, nature and descriptions whatsoever, bids, tenders, letters of intent, expressions of interest, development rights (whether vested or potential and whether under agreements or otherwise), municipal permissions, approvals, consents, subsidies, privileges, income tax benefits and exemptions and other benefits (including all rights / approvals pertaining to SEZ Units and STPI Units), receivables, and liabilities related thereto, licenses, powers and facilities of every kind, nature and description whatsoever, provisions and benefits of all agreements, contracts and arrangements and all other interests in connection with or relating to the Transferor Company;

(c)	all earnest moneys and/or security deposits paid or deemed to have been paid by the Transferor Company;

(d)	all debts, borrowings, obligations, duties and liabilities, both present and future (including deferred tax liabilities, contingent liabilities and the Liabilities and obligations under any licenses or permits or schemes) of every kind, nature and description whatsoever and howsoever arising, raised or incurred or utilized, whether secured or unsecured, whether in Indian rupees or foreign currency, whether provided for or not in the books of account or disclosed in the balance sheet of the Transferor Company;

(e)	all intellectual property rights, trade and service names and marks, patents, copyrights, designs and other intellectual property rights of any nature whatsoever, books, records, files, papers, engineering and process information, software licenses (whether proprietary or otherwise), drawings, computer programmes, manuals, data, catalogues, quotations, sales and advertising material, lists of present and former customers and suppliers, other customer information, customer credit information, customer pricing information and all other records and documents, whether in physical or electronic form relating to business activities and operations of the Transferor Company; and

(f)	all investments made in and loans and advances given to the following Subsidiaries:

(i)	iGATE Computer Systems (UK) Limited, United Kingdom;

(ii)	Patni Computer Systems GmbH, Germany;

(iii)	PCS Computer Systems Mexico, SA de CV; Mexico and

(iv)	iGATE (Singapore) Pte. Ltd, Singapore.

1.2	All terms and words used but not defined in this Scheme shall, unless repugnant or contrary to the context or meaning thereof, have the same meaning ascribed to them under the Act, the Securities Contracts (Regulation) Act, 1956, the Depositories Act, 1996 and other applicable laws, rules, regulations, bye-laws, as the case may be or any statutory modification or re-enactment thereof for the time being in force.

1.3	References to clauses and recitals, unless otherwise provided, are to clauses and recitals of and to this Scheme.

1.4	The headings herein shall not affect the construction of this Scheme.

1.5	The singular shall include the plural and vice versa; and references to one gender include all genders.

1.6	Any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.7	References to a person include any individual, firm, body corporate (whether incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representatives body (whether or not having separate legal personality).

2.	SHARE CAPITAL

(a)	Transferor Company

The	share capital structure of the Transferor Company as on 25 October 2012 is as under:

A. Authorised Share Capital	Amount in Rs

250,000,000 equity shares of Rs 2/- each	500,000,000

Total	500,000,000

B. Issued, Subscribed and paid up Share Capital	Amount in Rs

136,125,992 equity shares of Rs 2/- each*	272,251,984

Total	272,251,984

*	The Transferor Company has outstanding employee stock options under an existing stock option scheme, the exercise of which may result in an increase in the issued and paid-up share capital of the Transferor Company.

The equity shares of the Transferor Company were delisted from the Bombay Stock Exchange Limited and the National Stock Exchange of India Limited with effect from 28 May 2012.

Includes 20,896,224 equity shares represented by 20,529,045 ADRs. The ADRs are expected to be converted into equity shares prior to the Effective Date.

(b)	Transferee Company

The share capital structure of the Transferee Company as on 25 October 2012 is as under:

A. Authorised Share Capital	Amount in Rs

13,000,000 equity shares of Rs 10/- each	130,000,000

10,000,000 preference shares of Rs 10/- each	100,000,000

Total	230,000,000

B. Issued, Subscribed and Paid-up Share Capital	Amount in Rs

12,764,378 equity shares of Rs 10/- each*	127,643,780

Total	127,643,780

The equity shares of the Transferee Company are not listed on any stock exchange.

*	Any subsequent issue of equity and/or preference shares by the Transferee Company may result in an increase in the issued and paid-up share capital of the Transferee Company. It is hereby clarified that such issue of shares will be at the fair market value.

PART II – AMALGAMATION OF THE TRANSFEROR COMPANY WITH THE TRANSFEREE COMPANY

Section 1 – Transfer

3.	Upon the Scheme coming into effect and with effect from the Appointed Date, the Undertaking of the Transferor Company shall, pursuant to the sanction of the Scheme by the High Court and pursuant to the provisions of Sections 391 to 394 and other applicable provisions, if any, of the Act, be and stand transferred to and vested in and/or be deemed to have been transferred to and vested in the Transferee Company, as a going concern without any further act, instrument, deed, matter or thing so as to become, as and from the Appointed Date, the undertaking of the Transferee Company by virtue of and in the manner provided in this Scheme. The Scheme set out herein in its present form or with any modification(s) approved or imposed or directed by the High Court, shall be effective from the Appointed Date but shall be operative from the Effective Date.

4.	Transfer of Assets

(a)	Without prejudice to the generality of Clause 3 hereinabove, upon the Scheme coming into effect and with effect from the Appointed Date, all the estate, assets, properties, rights, claims, title, interest and authorities including accretions and appurtenances comprised in the Undertaking of whatsoever nature and wheresoever situated shall, under the provisions of Sections 391 to 394 and all other applicable provisions, if any, of the Act, without any further act or deed, be and stand transferred to and vested in the Transferee Company and/or be deemed to be transferred to and vested in the Transferee Company as a going concern so as to become, as and from the Appointed Date, the estate, assets, properties, rights, claims, title, interest and authorities of the Transferee Company.

(b)	Notwithstanding Clause 4(a) above, the immovable property (including those pertaining to SEZ Units and STPI Units) of the Transferor Company shall stand transferred to the Transferee Company either under the Scheme or by way of a separate conveyance without payment of any consideration.

(c)	Without prejudice to the provisions of Clause 4(a) above, in respect of such of the assets and properties of the Transferor Company as are movable in nature or incorporeal property or are otherwise capable of transfer by delivery or possession, or by endorsement and/or delivery, the same shall stand so transferred by the Transferor Company upon the coming into effect of the Scheme, and shall, become the assets and property of the Transferee Company with effect from the Appointed Date pursuant to the provisions of Section 394 of the Act, without requiring any deed or instrument of conveyance for transfer of the same.

(d)	In respect of such of the assets and properties belonging to the Transferor Company (other than those referred to in Clause 4(c) above) including sundry debtors, receivables, bills, credits, loans and advances, if any, whether recoverable in cash or in kind or for value to be received, bank balances, investments, earnest money and deposits with any Government, quasi government, local or other authority or body or with any company or other person, the same shall stand transferred to and vested in the Transferee Company and/or deemed to have been transferred to and vested in the Transferee Company, without any further act, instrument or deed, cost or charge and without any notice or other intimation to any third party, upon the coming into effect of this Scheme and with effect from the Appointed Date pursuant to the provisions of Sections 391 to 394 of the Act.

(e)	All assets and properties of the Transferor Company as on the Appointed Date, whether or not included in the books of the Transferor Company, and all assets and properties, which are acquired by the Transferor Company on or after the Appointed Date but prior to the Effective Date, shall be deemed to be and shall become the assets and properties of the Transferee Company, and shall under the provisions of Sections 391 to 394 and all other applicable provisions, if any, of the Act, without any further act, instrument or deed, be and stand transferred to and vested in and be deemed to have been transferred to and vested in the Transferee Company upon the coming into effect of the Scheme pursuant to the provisions of Sections 391 to 394 of the Act.

(f)	All the licenses, permits, entitlements, quotas, approvals, sanctions, permissions, registrations, incentives, exemptions and benefits, subsidies, concessions, holidays, grants, rights, claims, leases, tenancy rights, trademarks, patents, brands, copyrights, liberties, special status (including the licenses /approvals granted by any Government, statutory or regulatory bodies for the purpose of carrying on its business or in connection therewith and all rights pertaining to the SEZ Units and STPI Units and other benefits or privileges enjoyed or conferred upon or held or availed of by the Transferor Company and all rights and benefits that have accrued or which may accrue to the Transferor Company, whether on, before or after the Appointed Date shall, under the provisions of Sections 391 to 394 of the Act and all other applicable provisions, if any, without any further act, instrument or deed, cost or charge be and stand transferred to and vest in and/or be deemed to be transferred to and vested in and be available to the Transferee Company so as to become the licenses, permits, entitlements, quotas, approvals, sanctions, permissions, registrations, incentives, exemptions and benefits, subsidies, concessions, holidays, grants, rights, claims, leases, tenancy rights, trademarks, patents, brands, copyrights, liberties, special status and other benefits or privileges of the Transferee Company and shall remain valid, effective and enforceable on the same terms and conditions.

(g)	With effect from the Appointed Date in accordance with the CENVAT Credit Rules 2004 framed under the Central Excise Act, 1944 as are prevalent at the time of sanction of the Scheme, the CENVAT Credit including the service tax credits lying un-utilised in the Transferor Company shall stand transferred to the Transferee Company as if the same were the CENVAT credit utilized in the Transferee Company’s accounts. It is declared that the transfer of the CENVAT Credit including for service tax credits stands allowed as stock of inputs as such or in process, including capital goods and service tax paid for the input services are also transferred by the Transferor Company to the Transferee Company. The inputs including services or capital goods on which the credit has been availed of have been duly accounted for.

(h)	The Transferor Company is entitled to various benefits under incentive schemes and policies under various laws, regulations and notifications. Pursuant to this Scheme it is declared that the benefits under all of such schemes and policies shall be transferred to and vest in the Transferee Company and all benefits, entitlements and incentives of any nature whatsoever’ including tax concessions (not limited to income tax, unexpired credit for minimum alternate tax, minimum alternate tax, fringe benefit tax, sales tax, value added tax, turnover tax, excise duty, service tax, customs and others) and incentives shall be claimed by the Transferee Company and these shall relate back to the Appointed Date as if the Transferee Company was originally entitled to all benefits under such incentive scheme and policies, subject to continued compliance by the Transferee Company of all the terms and conditions subject to which the benefits under the incentive schemes and policies were made available to the Transferee Company. The Transferee Company shall be entitled to all benefits which the Transferor Company was provided under Section 10AA of the Income Tax Act, 1961 in respect of the SEZ Units.

(i)	From the ‘Effective Date’ and till such time that the names of the bank accounts of the Transferor Company are replaced with that of the Transferee Company, the Transferee Company shall be entitled to operate the bank accounts of the Transferor Company, in its name, in so far as may be necessary.

5.	Contracts, Deeds etc.

(a)	Upon the coming into effect of the Scheme, and subject to the provisions of this Scheme, all contracts, deeds, bonds, agreements, schemes, arrangements and other instruments of whatsoever nature, to which the Transferor Company is a party or to the benefit of which the Transferor Company may be eligible, and which are subsisting or have effect immediately before the Effective Date, shall continue in full force and effect on or against or in favour, as the case may be, of the Transferee Company and may be enforced as fully and effectually as if, instead of the Transferor Company, the Transferee Company had been a party or beneficiary or obligee thereto or thereunder.

(b)	Without prejudice to the other provisions of this Scheme and notwithstanding the fact that vesting of the Undertaking occurs by virtue of this Scheme itself, the Transferee Company may, at any time after the coming into effect of the Scheme, in accordance with the provisions hereof, if so required under any law or otherwise, take such actions and execute such deeds (including deeds of adherence), confirmations or other writings or arrangements with any party to any contract or arrangement to which the Transferor Company is a party or any writings as may be necessary in order to give formal effect to the provisions of this Scheme. The Transferee Company shall, under the provisions of this Scheme, be deemed to be authorised to execute any such writings on behalf of the Transferor Company and to carry out or perform all such formalities or compliances referred to above on the part of the Transferor Company to be carried out or performed.

(c)	For the avoidance of doubt and without prejudice to the generality of the foregoing, it is hereby clarified that upon the Scheme coming into effect and with effect from the Appointed Date, all consents, permissions, licences, certificates, clearances, authorities, powers of attorney given by, issued to or executed in favour of the Transferor Company shall stand transferred to the Transferee Company as if the same were originally given by, issued to or executed in favour of the Transferee Company, and the Transferee Company shall be bound by the terms thereof, the obligations and duties thereunder, and the rights and benefits under the same shall be available to the Transferee Company.

6.	Vesting of Liabilities

(a)	Upon the coming into effect of this Scheme and with effect from the Appointed Date, all liabilities of the Transferor Company including all secured and unsecured debts (whether in Indian rupees or foreign currency), liabilities (including contingent liabilities), duties and obligations and undertakings of the Transferor Company of every kind, nature and description whatsoever and howsoever arising, raised or incurred or utilised for its business activities and operations along with any charge, encumbrance, lien or security thereon (herein referred to as the “Liabilities”) shall, pursuant to the sanction of this Scheme by the High Court and under the provisions of Sections 391 to 394 and other applicable provisions, if any, of the Act, without any further act, instrument, deed, matter or thing, be transferred to and vested in and be deemed to have been transferred to and vested in the Transferee Company, and the same shall be assumed by the Transferee Company as and from the Appointed Date on the same terms and conditions as were applicable to the Transferor Company, and the Transferee Company shall meet, discharge and satisfy the same and further it shall not be necessary to obtain the consent of any third party or other person who is a party to any contract or arrangement by virtue of which such Liabilities have arisen in order to give effect to the provisions of this Clause 6.

(b)	All debts, liabilities, duties and obligations of the Transferor Company shall, as on the Appointed Date, whether or not provided in the books of the Transferor Company, and all debts and loans raised and used, and duties, liabilities and obligations incurred or which arise or accrue to the Transferor Company on or after the Appointed Date till the Effective Date shall be deemed to be and shall become the debts, loans raised and used, duties, liabilities and obligations incurred by the Transferee Company by virtue of this Scheme.

(c)	Where any such debts, liabilities, duties and obligations of the Transferor Company as on the Appointed Date have been discharged by the Transferor Company on or after the Appointed Date and prior to the Effective Date, such discharge shall be deemed to be for and on account of the Transferee Company upon the coming into effect of this Scheme.

(d)	All loans raised and utilised and all liabilities, duties and obligations incurred or undertaken by the Transferor Company on or after the Appointed Date and prior to the Effective Date shall be deemed to have been raised, used, incurred or undertaken for and on behalf of the Transferee Company and to the extent they are outstanding on the Effective Date, shall, upon the coming into effect of this Scheme and under the provisions of Sections 391 to 394 of the Act, without any further act, instrument or deed be and stand transferred to and vested in and be deemed to have been transferred to and vested in the Transferee Company and shall become the loans and liabilities, duties and obligations of the Transferee Company which shall meet, discharge and satisfy the same.

(e)	Loans, advances and other obligations (including any guarantees, letters of credit, letters of comfort or any other instrument or arrangement which may give rise to a contingent liability in whatever form), if any, due or which may at any time in future become due between the Transferor Company and the Transferee Company shall, ipso facto, stand discharged and come to an end and there shall be no liability in that behalf on any party and the appropriate effect shall be given in the books of accounts and records of the Transferee Company.

7.	Encumbrances

(a)	The transfer and vesting of the assets comprised in the Undertaking to and in the Transferee Company under Clause 3 and Clause 4 of this Scheme shall be subject to the Encumbrances, if any, affecting the same as hereinafter provided.

(b)	All Encumbrances, if any, existing prior to the Effective Date over the assets of the Transferor Company which secure or relate to the Liabilities shall, after the Effective Date, without any further act, instrument or deed, continue to relate and attach to such assets or any part thereof to which they are related or attached prior to the Effective Date and as are transferred to the Transferee Company. Provided that if any of the assets of the Transferor Company have not been Encumbered in respect of the Liabilities, such assets shall remain unencumbered and the existing Encumbrance referred to above shall not be extended to and shall not operate over such assets. Further, such Encumbrances shall not relate or attach to any of the other assets of the Transferee Company. The absence of any formal amendment which may be required by a lender or trustee or third party shall not affect the operation of the above.

(c)	The existing Encumbrances over the other assets and properties of the Transferee Company or any part thereof which relate to the liabilities and obligations of the Transferee Company prior to the Effective Date shall continue to relate to such assets and properties and shall not extend or attach to any of the assets and properties of the Transferor Company transferred to and vested in the Transferee Company by virtue of the Scheme.

(d)	Any reference in any security documents or arrangements (to which the Transferor Company is a party) to the Transferor Company and its assets and properties, shall be construed as a reference to the Transferee Company and the assets and properties of the Transferor Company transferred to the Transferee Company by virtue of the Scheme. Without prejudice to the foregoing provisions, the Transferee Company may execute any instruments or documents or do all the acts and deeds as may be considered appropriate, including the filing of necessary particulars and/or modification(s) of charge, with the Registrar of Companies to give formal effect to the above provisions, if required.

(e)	Upon the Scheme coming into effect, the Transferee Company shall be liable to perform all obligations in respect of the Liabilities, which have been transferred to it in terms of the Scheme.

(f)	It is expressly provided that, save as herein provided, no other term or condition of the Liabilities transferred to the Transferee Company is modified by virtue of the Scheme except to the extent that such amendment is required statutorily or by necessary implication.

(g)	The provisions of this Clause 7 shall operate notwithstanding anything to the contrary contained in any instrument, deed or writing or the terms of sanction or issue or any security document; all of which instruments, deeds or writings shall stand modified and/or superseded by the foregoing provisions.

8.	Employees

(a)	Upon the coming into effect of this Scheme, all Employees, including the employees who may be transferred pursuant to Clause 10(g), shall become the employees of the Transferee Company and on terms and conditions not less favourable than those on which they are engaged by the Transferor Company and without any interruption of or break in service as a result of the amalgamation of the Transferor Company with the Transferee Company. For the purpose of payment of any compensation, gratuity and other terminal benefits, the past services of such Employees with the Transferor Company and such benefits to which the Employees are entitled in the Transferor Company shall also be taken into account, and paid (as and when payable) by the Transferee Company.

(b)	It is clarified that save as expressly provided for in this Scheme, the Employees who become the employees of the Transferee Company by virtue of this Scheme, shall not be entitled to the employment policies and shall not be entitled to avail of any schemes and benefits that may be applicable and available to any of the other employees of the Transferee Company (including the benefits of or under any employee stock option schemes applicable to or covering all or any of the other employees of the Transferee Company), unless otherwise determined by the Transferee Company.

(c)	Insofar as the provident fund and superannuation fund, gratuity fund, trusts, retirement fund or benefits and any other funds or benefits created or existing by the Transferor Company for the Employees or to which the Transferor Company is contributing for the benefit of the Employees (collectively referred to as the “Funds”), all the contributions made to such Funds for the benefit of the Employees and the investments made by the Funds in relation to the Employees shall be transferred to the Transferee Company and shall be held for the benefit of the concerned Employees. In the event the Transferee Company has its own funds in respect of any of the Funds referred to above, such contributions and investments shall, subject to the necessary approvals and permissions and at the discretion of the Transferee Company, be transferred to the relevant funds of the Transferee Company. In relation to those Employees for whom the Transferor Company is making contributions to the government provident fund, the Transferee Company shall stand substituted for the Transferor Company, for all purposes whatsoever, including relating to the obligation to make contributions to the said fund in accordance with the provisions of such fund, bye laws, etc. in respect of such Employees.

(d)	(i)	In respect of the stock options of the Transferor Company granted by the Transferor Company under the Transferor Stock Option Scheme, upon the effectiveness of the Scheme, the Transferee Company shall issue stock options to the Eligible Employees taking into account the Share Exchange Ratio on terms and conditions not less favourable than those provided under the Transferor Stock Option Scheme. The Transferee Company shall create a separate employee stock option scheme inter alia for the purpose of granting stock options to the Eligible Employees pursuant to this Scheme (“Transferee Stock Option Scheme”).

	(ii)	It is hereby clarified that the options granted by the Transferee Company to the Eligible Employees pursuant to this Clause 8(d), in lieu of options granted to them under the Transferor Stock Option Scheme would be granted on the basis of the Share Exchange Ratio. Fractional entitlements, if any, arising pursuant to the applicability of the Share Exchange Ratio as above shall be rounded off to the nearest integer.

	(iii)	The total exercise price payable for options granted by the Transferee Company to the Eligible Employees shall be equivalent to the total exercise price payable by such Eligible Employees under the Transferor Stock Option Scheme, for such options.

	(iv)	The grant of options to the Eligible Employees pursuant to this Clause 8(d) of this Scheme shall be effected as an integral part of the Scheme and the consent of the shareholders of the Transferee

Company to this Scheme shall be deemed to be their consent in relation to all matters pertaining to the Transferee Stock Option Scheme, including without limitation, for the purposes of creating the Transferee Stock Option Scheme and all related matters. No further approval of the shareholders of the Transferee Company would be required in this connection under Section 81(1A) of the Act and/or any other applicable law.

(v)	It is hereby clarified that in relation to the options granted by the Transferee Company to the Eligible Employees pursuant to this Scheme, in lieu of options granted to them under the Transferor Stock Option Scheme, the period during which the options granted by the Transferor Company were held by or deemed to have been held by the Eligible Employees shall be taken into account for determining the minimum vesting period required under applicable law for stock options granted under the Transferee Stock Option Scheme. Subject to applicable laws, the adjustments to the exercise price per option and option entitlement of the Eligible Employees proposed under this Clause 8(d) shall be appropriately reflected in the accounts of the Transferee Company.

(e)	The Boards of Directors of the Transferor Company and the Transferee Company shall take such actions and execute such further documents as may be necessary or desirable for the purpose of giving effect to the provisions of this Clause 8.

9.	Legal, Taxation and other Proceedings

Upon the coming into effect of this Scheme, all suits, actions, and other proceedings including legal and taxation proceedings, (including before any statutory or quasi-judicial authority or tribunal) by or against the Transferor Company, whether pending and/or arising on or before the Effective Date shall be continued and /or enforced by or against the Transferee Company as effectually and in the same manner and to the same extent as if the same had been instituted and/or pending and/or arising by or against the Transferee Company.

Section 2 – Conduct of Business

10.	With effect from the Appointed Date and up to and including the Effective Date:

(a)	the Transferor Company shall carry on and be deemed to have carried on all business and activities and shall hold and stand possessed of and shall be deemed to have held and stand possessed of all its estates, assets, rights, title, interest, authorities, contracts, investments and strategic decisions for and on account of, for the benefit of, and in trust for, the Transferee Company;

(b)	all profits and income accruing or arising to the Transferor Company, and losses and expenditure arising or incurred by it (including taxes, if any, accruing or paid in relation to any profits or income) for the period commencing from the Appointed Date shall, for all purposes, be treated as and be deemed to be the profits, income, losses or expenditure (including taxes), as the case may be, of the Transferee Company;

(c)	any of the rights, powers, authorities or privileges exercised by the Transferor Company shall be deemed to have been exercised by the Transferor Company for and on behalf of, and in trust for and as an agent of the Transferee Company. Similarly, any of the obligations, duties and commitments that have been undertaken or discharged by the Transferor Company shall be deemed to have been undertaken for and on behalf of and as an agent for the Transferee Company;

(d)	all taxes (including, without limitation, income tax, minimum alternate tax, wealth tax, sales tax, excise duty, customs duty, service tax, VAT, etc.) paid or payable by the Transferor Company in respect of the operations and/or the profits of the Undertaking before the Appointed Date, shall be on account of the Transferor Company and, insofar as it relates to the tax payment (including, without limitation, income tax, wealth tax, sales tax, excise duty, customs duty, service tax, VAT, etc.), whether by way of deduction at source, advance tax or otherwise howsoever, by the Transferor Company in respect of the profits or activities or operation of the Undertaking with effect from the Appointed Date, the same shall be deemed to be the corresponding item paid by the Transferee Company, and, shall, in all proceedings, be dealt with accordingly;

(e)	no assets of the Transferor Company shall be alienated, charged, mortgaged or encumbered and the Transferor Company shall carry on the business and activities not expressly prohibited herein with reasonable diligence and business prudence and shall not undertake any additional financial commitments of any nature whatsoever, borrow any amounts nor incur any other liabilities or expenditure, issue any additional guarantees, indemnities, letters of comfort or commitments either for itself or any third party, except in each case in the following circumstances:

(i)	if the same is in the ordinary course of business;

(ii)	if the same is expressly permitted by this Scheme; and

(iii)	if prior written consent of the Transferee Company has been obtained.

(f)	any exemption from or any assessment with respect to any tax which has been granted or made, or any benefit by way of set off or carry forward as the case may be of any unabsorbed depreciation or investment allowance or other allowance or loss which has been extended or is available to the Transferor Company under the Income Tax Act, 1961 shall be available to the Transferee Company;

(g)	the Transferor Company and the Transferee Company, with the approval of their respective Board of Directors, shall be entitled to pool their resources together in order to achieve immediate synergy in treasury operations, save costs, facilitate effective cash management and for such purpose the Transferor Company shall be entitled to second employees to the Transferee Company and subscribe to shares issued by the Transferee Company. Any subsequent issue of equity and/ or preference shares by the Transferee Company may result in an increase in the issued and paid-up share capital of the Transferee Company. It is hereby clarified that such issue of shares will be at the fair market value; and

(h)	the Transferor Company and the Transferee Company, with the approval of their respective Board of Directors, shall be entitled to issue bonus shares, reclassify, consolidate, sub-divide and/or split their shares.

11.	Subject to the terms of the Scheme, the transfer and vesting of the Undertaking of the Transferor Company as per the provisions of the Scheme shall not affect any transactions or proceedings already concluded by the Transferor Company on or before the Appointed Date or after the Appointed Date till the Effective Date, to the end and intent that the Transferee Company accepts and adopts all acts, deeds and things made, done and executed by the Transferor Company as acts, deeds and things made, done and executed by or on behalf of the Transferee Company.

Section 3: Issue of shares by the Transferee Company

12.	The provisions of this Section 3 of the Scheme shall operate notwithstanding anything to the contrary in this Scheme or in any other instrument, deed or writing.

13.	Issue of new equity shares

(a)	Upon the coming into effect of the Scheme and in consideration of the transfer and vesting of the Undertaking of the Transferor Company in the Transferee Company in terms of the Scheme, the Transferee Company shall, without any further application, act, instrument or deed, issue and allot to each member of the Transferor Company, whose name is registered in the Register of Members of the Transferor Company on the Record Date or his/her/its legal heirs, executors or successors as the case may be, equity shares in the Transferee Company, in the following ratio:

5 (five) equity shares of the face value of Rs 10/- (Rupees Ten) each (credited as fully paid up) of the Transferee Company for 22 (twenty two) equity shares of the face value of Rs 2/- (Rupees Two) each (credited as fully paid-up) held by such member or his/her/its respective legal heirs, executors or successors in the Transferor Company.

(b)	The ratio in which equity shares of the Transferee Company are to be issued and allotted to the members of the Transferor Company is herein referred to as the “Share Exchange Ratio”.

(c)	Upon the Scheme becoming effective, the issued, subscribed and paid-up share capital of the Transferee Company shall stand suitably increased consequent upon the issuance of new equity shares in accordance with Clause 13(a) above. It is clarified that no special resolution under Section 81(1A) of the Act shall be required to be passed by the Transferee Company separately in a general meeting for issue of shares to the members of the Transferor Company under this Scheme and on the shareholders of the Transferee Company approving this Scheme, it shall be deemed that they have given their consent to the issue of equity shares of the Transferee Company to the members of the Transferor Company in the Share Exchange Ratio.

(d)	As an integral part of the Scheme, and, upon the coming into effect of the Scheme, the authorised share capital of the Transferee Company shall automatically stand increased, without any further act, instrument or deed on the part of the Transferee Company including payment of stamp duty and fees payable to Registrar of Companies, by the authorised share capital of the Transferor Company.

(e)	It is hereby clarified that for the purposes of Clauses 13(d) above, the consent of the shareholders to the Scheme shall be deemed to be sufficient for the purposes of effecting the above amendment or increase in authorised share capital of the Transferee Company, and no further resolution under Section 16, Section 31, Section 94 or any other applicable provisions of the Act, would be required to be separately passed. The stamp duties and fees (including registration fee) paid on the authorised share capital of the Transferor Company shall be utilized and applied to the increased authorised share capital of the Transferee Company and there would be no requirement for any further payment of stamp duty and/or fee (including registration fee) by the Transferee Company for increase in the authorised share capital to that extent.

(f)	The shares issued to the members of the Transferor Company by the Transferee Company pursuant to Clause 13(a) above shall be issued in dematerialised form by the Transferee Company, unless otherwise notified in writing by the members of the Transferor Company to the Transferee Company on or before such date as may be determined by the Board of Directors of the Transferee Company or a committee thereof. In the event that such notice has not been received by the Transferee Company in respect of any of the members of the Transferor Company, the shares shall be issued to such members in dematerialised form provided that the members of the Transferor Company shall be required to have an account with a depositary participant and shall be required to provide details thereof and such other confirmations as may be required. It is only thereupon that the Transferee Company shall issue and directly credit the dematerialised shares to the account of such member with the shares of the Transferee Company. In the event that the Transferee Company has received notice from any member that shares are to be issued in physical form or if any member has not provided the requisite details relating to his/her /its account with a depositary participant or other confirmations as may be required, then the Transferee Company shall issue shares in physical form to such member.

(g)	In the event of there being any pending share transfers, whether lodged or outstanding, of any member of the Transferor Company, the Board of Directors of the Transferee Company shall be empowered in appropriate cases, prior to or even subsequent to the Record Date, to effectuate such a transfer as if such changes in registered holder were operative as on the Record Date, in order to remove any difficulties arising to the transferor of the share in the Transferor Company and in relation to the shares issued by the Transferee Company after the effectiveness of the Scheme. The Board of Directors of the Transferee Company shall be empowered to remove such difficulties as may arise in the course of implementation of this Scheme and registration of new shareholders in the Transferee Company on account of difficulties faced in the transaction period.

(h)	Equity shares to be issued by the Transferee Company pursuant to Clause 13(a) above in respect of such of the equity shares of the Transferor Company which are held in abeyance under the provisions of Section 206A of the Act or otherwise shall, pending allotment or settlement of dispute by order of Court or otherwise, also be kept in abeyance by the Transferee Company.

(i)	The equity shares issued and allotted by the Transferee Company in terms of this Scheme shall rank pari passu in all respects with the then existing equity shares of the Transferee Company.

(j)	In case any shareholder’s holding in the Transferor Company is such that the shareholder becomes entitled to a fraction of an equity share of the Transferee Company, the Transferee Company shall not issue fractional share certificates to such shareholder but shall consolidate such fractions and issue consolidated equity shares to one of its directors or an authorized representative who shall hold the same as a trustee for and on behalf of such shareholders of the Transferor Company and dispose-off the same and distribute the net sale proceeds to the shareholders respectively entitled to the same in proportion to their fractional entitlements.

(k)	Unless otherwise determined by the Board of Directors of the Transferee Company, allotment of shares in terms of this Clause 13 shall be done within a period of 90 (ninety) days from the Effective Date.

(l)	The Transferee Company, along with PAN-ASIA (“Acquirer”) and iGATE Corporation, in accordance with the Delisting Regulations, undertook the process of delisting of the Transferor Company’s shares from the Bombay Stock Exchange Limited and the National Stock Exchange of India Limited. Subsequently, both stock exchanges informed their respective members about discontinuation of trading the shares of the Transferor Company with effect from 21 May 2012 and the delisting of equity shares with effect from May 28 2012. Pursuant to provisions of the Delisting Regulations, the Transferee Company, along with PAN-ASIA and iGATE Corporation are required to provide an exit opportunity to the remaining public shareholders holding shares in the Transferor Company to tender their respective shares to the Acquirer at the price discovered in accordance with the Delisting Regulations. The exit opportunity available under the Delisting Regulations shall remain open during the subsistence of the Exit Period. The right available to the shareholders of the Transferor Company and the Eligible Employees (who had the right to tender their shares post exercise of their employee stock options in the Exit Offer) to tender their respective shares to the Acquirer in the Exit Offer shall continue to be available, and such shareholders shall be entitled to tender the equity shares of the Transferee Company at a price of Rs 2,288 (Rupees Two Thousand Two Hundred Eighty Eight) issued to them upon the Scheme coming into effect. Prior to the Record Date, the Board of Directors of the Transferor Company and the Transferee Company shall, along with the Manager, agree on a suitable mechanism to distinguish between the shares issued to the shareholders/Eligible Employees of the Transferor Company (which are eligible to be tendered in the Exit Offer) (“Eligible Shares”) from other shares of the Transferee Company, such that the Eligible Shares can be clearly identified when tendered in the Exit Offer.

(m)	Pursuant to the provisions of the Delisting Regulations, before making the public announcement to delist the shares of a company, the Acquirer and the Transferee Company were required to open an escrow account (the “Escrow Account”) and deposit therein the total estimated amount of consideration calculated in the manner set forth in the Delisting Regulations. The total amount of consideration deposited thereon represents the full payment obligations under the Delisting Regulations. The Acquirer and the Transferee Company shall ensure that the Escrow Account (with adequate funds therein) continues until 27 May 2013 and the shareholders who tender their shares in the Exit Offer are paid out of such Escrow Account. The Acquirer and the Transferee Company shall take such actions and execute such further documents as may be necessary or desirable for the purpose of giving effect to the provisions of this Clause 13(m) prior to the Appointed Date including making suitable modifications to arrangements and agreements relating to the Escrow Account, which shall be to the satisfaction of the Manager.

(n)	The issuance of equity shares of the Transferee Company pursuant to this Scheme is expected to be exempt from the registration requirements of the United States Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 3(a)(10) thereof or any other exemption that the Transferee Company may elect to rely upon. In the event the Transferee Company elects to rely upon an exemption from the registration requirements of the Securities Act under Section 3(a)(10) thereof, the sanction of the High Courts to this Scheme will be relied upon for the purpose of qualifying the issuance and distribution of the equity shares of the Transferee Company for such an exemption from the registration requirements of the Securities Act under Section 3(a)(10) thereof.

(o)	The Transferor Company expects to terminate the ADR program and the ADRs issued by it will be converted into underlying shares of the Transferor Company or liquidated for cash pursuant to the terms of the deposit agreement entered into amongst the Transferor Company, the Bank of New York and the owners and holders of ADRs prior to the Effective Date.

PART III – DISSOLUTION OF TRANSFEROR COMPANY AND OTHER TERMS AND CONDITIONS

14.	Upon the Scheme coming into effect, the Transferor Company shall stand dissolved without winding-up.

15.	Accounting Treatment

The accounting for the amalgamation would be done in accordance with the Pooling of interests method of accounting referred in Accounting Standard 14 – Accounting for Amalgamation (AS 14). Accordingly, the Transferee Company shall record for the Scheme in its books of accounts as under:

(i)	The Transferee Company shall record the assets and liabilities of the Transferor Company pursuant to this Scheme at their respective book values as appearing in the books of the Transferor Company;

(ii)	The Transferee Company shall credit its share capital account with the aggregate face value of the equity shares issued to the shareholders of the Transferor Company pursuant to Clause 13 of the Scheme;

(iii)	Any inter-company balance(s) and inter-Company investments as on the Effective date will stand cancelled and there shall be no further obligation / outstanding in that behalf;

(iv)	The deficit, being the difference between the value of shares issued as per Clause 15(ii) above and the book value of net assets taken over as per Clause 15(i), after accounting for the cancellation in Clause 15(iii), and the costs, charges and expenses (including but not limited to any taxes, duties, stamp duty, registration charges, etc.) in relation to any matter arising out of the Scheme including transfer of assets of the Transferor Company to the Transferee Company in accordance with the Scheme, shall be debited to the Share Premium Account, the Capital Redemption Reserve account, General Reserve and the balance if any, shall be adjusted against the accumulated credit balance in the Profit and Loss Account. Excess, if any shall be credited by the Transferee Company to its Capital Reserve Account;

(v)	In case of any difference in accounting policy between the Transferor Company and the Transferee Company, the impact of the same till the amalgamation will be quantified and adjusted in the General Reserves of the Transferee Company to ensure that the financial statements of the Transferee Company reflect the financial position on the basis of consistent accounting policy;

(vi)	The identity of the reserves of the Transferor Company shall be maintained and the same shall be aggregated with the balances of similar reserves in the books of the Transferee Company;

(vii)	The cancellation of the share capital of the Transferee company pursuant to Clause 15(iii) above and utilization of the Securities Premium Account and Capital Redemption Reserve Account of the Transferee Company as mentioned in Clause 15(iv) above, shall be effected as an integral part of the Scheme in accordance with the provisions of Section 78 and Sections 100 to 103 of the Act and the order of the High Court sanctioning the Scheme shall be deemed to be also the order under Section 102 of the Act for the purpose of confirming the reduction of capital. The reduction would not involve either a diminution of liability in respect of unpaid share capital or payment of paid-up share capital and the provisions of Section 101 of the Act will not be applicable. Notwithstanding the reduction of capital of the Transferee Company as aforesaid, Transferee Company shall not be required to add “And Reduced” as suffix to its name;

(viii)	Cancellation of inter-company investments in the manner set forth in Clause 15(iii) above shall be effected as an integral part of this Scheme; and

(ix)	Notwithstanding the above, the Board of Directors of the Transferee Company, in consultation with statutory auditors, is authorised to account for any of the balances in any other manner, if such accounting treatment is considered more appropriate.

16.	Scheme Conditional on

(a)	The Scheme is conditional upon and subject to:

(i)	the Scheme being agreed to by the respective requisite majorities of the various classes of shareholders and/or creditors of the Transferor Company and the Transferee Company as required under the Act and the requisite orders of the High Court of Judicature at Bombay;

(ii)	the sanction or approval of the Appropriate Authorities concerned being obtained and granted in respect of any of the matters in respect of which such sanction or approval is required; and

(iii)	the certified copies of the court orders referred to in this Scheme being filed with the Registrar of Companies.

(b)	In the event of the Scheme failing to take effect by 30 September 2013 or such later date as may be agreed by the respective Boards of Directors of the Transferor Company and the Transferee Company, this Scheme shall stand revoked, cancelled and be of no effect and become null and void, and in that event, no rights and liabilities shall accrue to or be incurred inter se between the parties or their shareholders or creditors or employees or any other person. In such case, each of the Transferor Company and the Transferee Company shall bear its own costs and expenses or as may be otherwise mutually agreed.

17.	Dividends

(a)	The Transferor Company and the Transferee Company shall be entitled to declare and pay dividends, whether interim or final, to their respective shareholders in respect of the accounting period prior to the Effective Date. Provided that the shareholders of the Transferor Company shall not be entitled to dividend, if any, declared and paid by the Transferee Company to its shareholders for the accounting period prior to the Appointed Date.

(b)	The holders of the equity shares of the Transferor Company and the Transferee Company shall, save as expressly provided otherwise in this Scheme, continue to enjoy their existing rights under their respective articles of association including the right to receive dividends.

(c)	It is clarified that the aforesaid provisions in respect of declaration of dividends are enabling provisions only and shall not be deemed to confer any right on any shareholder of the Transferor Company and/or the Transferee Company to demand or claim any dividends which, subject to the provisions of the Act, shall be entirely at the discretion of the respective Boards of Directors of the Transferor Company and the Transferee Company respectively, and subject to the approval, if required, of the shareholders of the Transferor Company and the Transferee Company respectively.

18.	Applications

The Transferor Company and the Transferee Company shall make necessary applications before the respective High Courts for the sanction of this Scheme under Sections 391 and 394 and other applicable provisions of the Act and for consequent dissolution of the Transferor Company without winding up and apply for and obtain such other approvals, as required by law.

19.	Resolutions

Upon the coming into effect of the Scheme, the resolutions, if any, of the Transferor Company, which are valid and subsisting on the Effective Date, shall continue to be valid and subsisting and be considered as resolutions of the Transferee Company and if any such resolutions have any monetary limits approved under the provisions of the Act, or any other applicable statutory provisions, then the said limits shall be added to the limits, if any, under like resolutions passed by the Transferee Company and shall constitute the aggregate of the said limits in the Transferee Company.

20.	Modifications to the Scheme

(a)	The Transferor Company (by its Board of Directors) and the Transferee Company (by its Board of Directors), may, in their full and absolute discretion, assent to any alteration or modification to this Scheme (except in relation to Clauses 13(l) and (m), which shall be amended only with the prior approval of the Manager), which either the Board of Directors of the Transferor Company or the Board of Directors of the Transferee Company, as the case may be, deem fit, or which the Court and/or any other Governmental Authority may deem fit to approve or impose.

(b)	The Transferor Company (by its Board of Directors) and the Transferee Company (by its Board of Directors), may give such directions as they may consider necessary (except in relation to Clauses 13(l) and (m), for which directions shall be given only with the prior approval of the Manager) to settle any question or difficulty arising under the Scheme or in regard to and of the meaning or interpretation of the Scheme or implementation hereof or in any matter whatsoever connected therewith (including any question or difficulty arising in connection with any deceased or insolvent shareholders, depositors or debenture-holders of the respective companies), or to review the position relating to the satisfaction of various conditions to the Scheme and if necessary, to waive any of those (to the extent permissible under law).

21.	Costs

Subject to the provisions of Clause 16(b) of the Scheme, all costs, charges and expenses (including, but not limited to, any taxes and duties, stamp duty, registration charges, etc.) of /payable by the Transferor Company and the Transferee Company in relation to or in connection with the Scheme and incidental to the completion of the amalgamation of the Transferor Company with the Transferee Company in pursuance of the Scheme, including stamp duty on the Order of the High Courts, if any and to the extent applicable and payable, shall be borne and paid by the Transferee Company.

22.	Residual Provisions

(a)	The Transferee Company shall be entitled, pending the sanction of the Scheme, to apply to any Governmental Authority, if required, under any law for such consents and approvals which the Transferee Company may require to carry on the business of the Transferor Company.

(b)	Upon this Scheme becoming effective, the accounts of the Transferee Company, as on the Appointed Date shall be reconstructed in accordance with the terms of this Scheme.

(c)	On the approval of the Scheme by the members of the Transferor Company and the members of the Transferee Company pursuant to Section 391 of the Act, it shall be deemed that the said members have also accorded all relevant consents under Sections 81(1A), 100 and any other provisions of the Act to the extent the same may be considered applicable.

(d)	The Transferee Company shall be entitled to file/revise its income tax returns, TDS certificates, TDS returns, wealth tax returns and other statutory returns, if required, and shall have the right to claim refunds, advance tax credits, credit of tax deducted at source, credit of foreign taxes paid/withheld, etc., if any, as may be required consequent to implementation of this Scheme.

(e)	It is clarified that all taxes payable by the Transferor Company from the Appointed Date onwards, including all or any refunds and claims shall, for all purposes, be treated as the tax liabilities or refunds and claims of the Transferee Company. Accordingly, upon the Scheme becoming effective, with effect from the Appointed Date, the Transferee Company, if required, is expressly permitted to revise its sales tax returns, VAT returns, excise, service tax returns, CENVAT returns and other tax returns, and to claim refunds and/or credits, pursuant to the provisions of this Scheme.

(f)	If any part of this Scheme is found to be unworkable for any reason whatsoever, the same shall not, subject to the decision of the Transferor Company and the Transferee Company, affect the validity or implementation of the other parts and/or provisions of this Scheme.

~~~~~~~~~~

IN THE HIGH COURT OF JUDICATURE AT BOMBAY

ORDINARY ORIGINAL CIVIL JURISDICTION

COMPANY SUMMONS FOR DIRECTION NO. 858 OF 2012

In the matter of the Companies Act, 1956;

-And-

In the matter of Sections 391 to 394 read with Sections 78, 100 to 103 of the Companies Act, 1956;

-And-

In the matter of iGATE Computer Systems Limited, a company incorporated under the Companies Act, 1956;

-And-

Scheme of Arrangement of iGATE Computer Systems Limited, a company incorporated under the provisions of the Companies Act, 1956 (“Applicant Company” or “Transferor Company”) with iGATE Global Solutions Limited, a company incorporated under the provisions of the Companies Act, 1956 (“Transferee Company”).

iGATE Computer Systems Limited, a company incorporated	}
under the Companies Act, 1956, having its registered office	}
at Level II, Tower 3, Cybercity, Magarpatta City, Hadapsar,	}
Pune 411 013, Maharashtra.	}	..................... Applicant Company

FORM OF PROXY

I/We, the undersigned, being Equity Shareholder(s) of iGATE Computer Systems Limited, the Applicant Company, hereby appoint Mr/Ms                      of                      and failing him/her Mr/ Ms                      of                           as my/our proxy, to act for me/us at the meeting of the Equity Shareholders of the Applicant Company to be held at Level II, Tower 3, Cybercity, Magarpatta City, Hadapsar, Pune 411 013, Maharashtra on Tuesday, the 22nd day of January, 2013 at 10:00 a.m. for the purpose of considering and, if thought fit, approving, with or without modification(s), the arrangement embodied in the proposed Scheme of Arrangement between iGATE Computer Systems Limited and iGATE Global Solutions Limited (“Scheme”) under Section 391 to 394 of the Act, and at such meeting and any adjournment(s) thereof, to vote, for me / us and in my / our name(s)                      (here, ‘if for’, insert ‘for’; ‘if against’, insert ‘against’, and in the latter case, strike out the words below after ‘Scheme of Arrangement’) the said Scheme of Arrangement, either with or without modification(s) *, as my / our proxy may approve.

*	Strike out what is not necessary

Dated this day of , 2012/13

Name:

Address:

Affix

Re. 1

Revenue

Stamp

(signature)

No of Shares held:
(For Demat holding)
DP Id.			Client Id.:

(For Physical holding)

Folio No.			No. of Shares held:

Signature of	Sole holder / First holder	-
Shareholder(s):
	Second holder	-

	Third holder	-

Signature of Proxy:		-

NOTES :

1.	Please affix Revenue Stamp before putting Signature.
2.	All alterations made in the Form of Proxy should be initialled
3.	Proxy must be deposited at the registered office of the Applicant Company at Level II, Tower 3, Cybercity, Magarpatta City, Hadapsar, Pune 411 013, Maharashtra not later than FORTY EIGHT hours before the scheduled time of the commencement of the said Meeting.
4.	Proxy need not be a shareholder of the Applicant Company.
5.	In case of multiple proxies, the proxy later in time shall be accepted.

iGATE COMPUTER SYSTEMS LIMITED

Regd. Office: Level II, Tower 3, Cybercity, Magarpatta City, Hadapsar, Pune 411 013, Maharashtra

ATTENDANCE SLIP

COURT CONVENED MEETING OF EQUITY SHAREHOLDERS ON

TUESDAY, 22ND JANUARY 2013

(PLEASE COMPLETE THIS ATTENDANCE SLIP AND HAND IT OVER AT THE REGISTERED COUNTER AT THE MEETING HALL)

I/We hereby record my/our presence at the Court Convened Meeting of the Equity Shareholders of iGATE Computer Systems Limited, the Applicant Company, convened pursuant to the Order dated 20th of December 2012 of the Hon’ble High Court of Judicature at Bombay, at Level II, Tower 3, Cybercity, Magarpatta City, Hadapsar, Pune 411 013, Maharashtra, to be held on Tuesday, the 22nd day of January, 2013 at 10:00 a.m. and at any adjournment/adjournments thereof.

Name and Address of

the Equity Shareholder (IN BLOCK LETTERS)

:

:

Folio No.	:

DP ID No.*	:

Client ID No.*	:

No. of Share(s) held	:

Signature	:

NAME OF THE PROXY HOLDER/AUTHORISED REPRESENTATIVE#:

Signature                 :

*	Applicable for equity shareholders holding equity shares in dematerialised form.
#	To be filled by the Proxy in case he/she attends instead of the member.

NOTES:	1.

Equity shareholders attending the Meeting in Person or by Proxy or through Authorised Representative are requested to complete and bring the Attendance Slip with them and hand it over at the Registration Counter at the meeting Hall after affixing their signature.

2.	Members who come to attend the meeting are requested to bring their own copy of Scheme of Arrangement with them.

iGATE Computer Systems Limited

Regd. Office: Level II, Tower 3, Cybercity, Magarpatta City, Hadapsar, Pune 411 013, Maharashtra

NOTICE OF EXTRAORDINARY GENERAL MEETING

Notice is hereby given that an Extraordinary General Meeting of iGATE Computer Systems Limited (the “Company”) will be held on Tuesday, the 22nd Day of January 2013 at 11 a.m. or immediately after the conclusion of the Court Convened Meeting of the Equity Shareholders to be held on the directions of the Hon’ble Bombay High Court for approving the Scheme of Arrangement of iGATE Computer Systems Limited with iGATE Global Solutions Limited (“the Scheme”) under Sections 391 to 394 read with Sections 78, 100 to 103 of the Companies Act, 1956, whichever is later, for the purpose of transacting the following Special Business:

To consider and if thought fit, to pass with or without modifications, the following resolution as a special resolution of the Company:

“RESOLVED THAT pursuant to the provisions of Section 372A and other applicable provisions, if any, of the Companies Act, 1956 (including any modification or re-enactment thereof), the Articles of Association of the Company and any other statutory/regulatory authorities, and subject to all such approvals, consents, permissions, as may be applicable, consent and approval of the members of the Company be and is hereby accorded to the Board of Directors to invest in fully and compulsorily convertible preference shares of iGATE Global Solutions Limited for an aggregate amount up to Rs. 2475,00,00,000 (Rupees Two Thousand Four Hundred Seventy Five Crores) notwithstanding that such investment is in excess of 60% of the paid up share capital and free reserves of the Company or 100% of the free reserves of the Company, whichever is more, as prescribed under Section 372A.

RESOLVED FURTHER THAT the Board of Directors, be and are hereby authorized to do all such acts, matters, deeds and things necessary or desirable in connection with or incidental for giving effect to the above resolution.”

By Order of the Board

For iGATE Computer Systems Limited

Rajesh Ramdas

Company Secretary

Place: Pune

Date: 26th December, 2012

NOTES:

1.	A MEMBER ENTITLED TO ATTEND AND VOTE AT THE MEETING IS ENTITLED TO APPOINT A PROXY TO ATTEND AND VOTE INSTEAD OF HIMSELF /HERSELF AND SUCH PROXY NEED NOT BE A MEMBER OF THE COMPANY. THE PROXIES TO BE EFFECTIVE, SHOULD BE DEPOSITED AT THE REGISTERED OFFICE OF THE COMPANY NOT LATER THAN 48 HOURS BEFORE THE COMMENCEMENT OF THE MEETING.
2.	The Explanatory Statement pursuant to Section 173 of the Companies Act, 1956 is given hereunder and forms part of the Notice.
3.	The documents referred to in the proposed resolution are available for inspection at the Registered Office of the Company during working hours between 10.00 A.M. to 12 noon except on holidays, up to the date of the Extraordinary General Meeting.
4.	Members/proxies should bring the attendance slips filled in for attending the Meeting.

iGATE Computer Systems Limited

Regd. Office: Level II, Tower 3, Cybercity, Magarpatta City, Hadapsar, Pune 411 013, Maharashtra

EXPLANATORY STATEMENT

(Pursuant to Section 173 (2) of the Companies Act, 1956)

1.	Investment in Shares:

As per the provisions of Section 372A of the Companies Act, 1956 the Board of Directors of a Company can make any loan, investment or give guarantee or provide any security beyond the prescribed ceiling of – i)        Sixty percent of the aggregate of the paid up capital and free reserves or,

ii)        One hundred percent of its free reserves, whichever is more,

if Special Resolution is passed by the shareholders of the investing / lending company.

The Company is proposed to be merged with iGATE Global Solutions Limited (“iGSL”) pursuant to the Scheme of Arrangement under Section 391 to 394 and other applicable sections of the Companies Act, 1956 pursuant to a court process. The proposed merger is to achieve variety of benefits which include, inter alia, streamlining of group structure in India, minimizing compliance, finance and transaction costs, facilitating effective management etc.

Pending the merger of the Company with iGSL, the Companies are looking at pooling resources of the Company with iGSL. Such pooling would include, inter alia, pooling of employees and cash of the Company to iGSL. The Board of Directors of the Company, in its meeting held on 26th December 2012 had approved investment in Compulsorily Convertible Preference Shares (“CCPS”) issued by iGSL for an aggregate amount upto Rs. 2475,00,00,000 (Rupees Two Thousand Four Hundred Seventy Five Crores).

Since the proposed amount of investment exceeds the limit prescribed under Section 372A of the Companies Act, 1956 (60% of the paid-up share capital and free reserves or 100% of the free reserves whichever is more) and to enable the Company to achieve the above purpose, this permission is sought pursuant to the provisions of Section 372A of the Company Act, 1956 to give powers to the Board of Directors for making the investments as stated above.

These investments are proposed to be made out of own / surplus funds / internal accruals. The investment will be made on terms and conditions most beneficial to the Company pursuant to the provisions of Section 372A of the Companies Act, 1956.

The approval of the Board of Directors of the Company to the investment is subject to the approval of the members of the Company at a general meeting.

None of the directors of the Company is concerned or interested in the proposed resolution except as shareholders.

The Directors are satisfied that it would be in the interest of the Company and its shareholders and accordingly recommends the Resolution for your approval in the Meeting.

By Order of the Board

For iGATE Computer Systems Limited

Rajesh Ramdas

Company Secretary

Place: Pune

Date: 26th Day of December 2012

iGATE Computer Systems Limited

Regd. Office: Level II, Tower 3, Cybercity, Magarpatta City, Hadapsar, Pune 411 013, Maharashtra

PROXY FORM

DP ID*	Ledger Folio No.

Client ID*	No. of shares held

I/We                                                                                                            of                                                                                                    being a Member(s) of the above named Company hereby appoint                                                   of                                                   or failing him                                                                               as my/our proxy to attend and vote for me/us on my/our behalf at the EXTRAORDINARY GENERAL MEETING of the Company at the registered office of the company at level II, Tower 3, Cybercity, Magarpatta City, Hadapsar, Pune – 411 013 Maharashtra, to be held on Tuesday, 22nd January 2013.

Dated:	Please Affix Revenue Stamp
* Applicable to Members holding shares in electronic forms.	(Signature of the Member)

Note : This form, duly completed and signed, should be deposited at the Registered Office of the Company not less than 48 hours before the commencement of the Meeting.

iGATE Computer Systems Limited

Regd. Office: Level II, Tower 3, Cybercity, Magarpatta City, Hadapsar, Pune 411 013, Maharashtra

ATTENDANCE SLIP

To be handed over at the entrance of the Meeting Hall

DP ID*	Ledger Folio No.

Client ID*	No. of shares held

Full Name of the Member attending (IN BLOCK LETTERS) :

Full Name of the Proxy (IN BLOCK LETTERS) :

(To be filled in if Proxy attends instead of the Members)

I hereby record my presence at the EXTRAORDINARY GENERAL MEETING of the Company at the registered office of the Company at level II, Tower 3, Cybercity, Magarpatta City, Hadapsar, Pune 411 013 Maharashtra, to be held on Tuesday, 22nd January 2013.

* Applicable to Members holding shares in electronic forms.	(Signature of the Member/Proxy) (To be signed at the time of handing over this slip)

Page 33